EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), executed on March 16, 2004 but effective as of January 1,2004, between The DIRECTV Group, Inc. (the “Company”), a Delaware corporation, and Chase Carey (“Executive”).

WHEREAS, the Company wishes to employ Executive on the terms and conditions set forth herein to render services to the Company; and

WHEREAS, Executive wishes to accept employment with the Company on the terms and conditions set forth herein;

WHEREAS, the material terms and conditions of Executive’s employment, as set forth in this Agreement, have been approved by the Compensation Committee and the Board of Directors of the Company at meetings held on March 15 and March 16, 2004, respectively.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter contained, the parties agree as follows:

1. Employment. Duties and Acceptance

1.1 Employment by the Company. The Company agrees to employ Executive to render exclusive and full-time services to the Company and it affiliates. During the Term of Employment (as hereinafter defined), subject to the terms of this Agreement, Executive shall serve as, and his title shall be, President and Chief Executive Officer of the Company. The Executive shall have all powers and duties consistent with such position as are assigned to him from time to time by the Chairman and Board of Directors of the Company. In such capacity, Executive shall report directly to the Chairman and Board of Directors of the Company. In addition, during the Term of Employment, Executive shall be designated a director of the Company and of each subsidiary or affiliate of the Company as agreed to by Executive and the Board of Directors of the Company. If Executive shall be designated a member of any board or committee of the Company, or any of its subsidiaries or affiliates, Executive shall agree to serve in such capacity or capacities without additional compensation.

1.2 Acceptance of Employment by the Executive. Executive accepts such employment and agrees to devote his full time and attention as necessary to fulfill all of the duties of his employment hereunder and shall render the services described above. Without the prior written consent of the Company, Executive agrees that he will not, directly or indirectly, engage in any other business activities or pursuits so long as he is performing services for the Company, whether on his own behalf or on behalf of any other person, firm or corporation, except for making passive investments in accordance with Section 5.1.1 hereof. Notwithstanding the foregoing, Executive may continue to serve as a director of The News Corporation Limited, British Sky Broadcasting Group pIc., Gateway, Inc. and Colgate University and as a director of such other companies as shall be agreed to by the Nominating and Corporate Governance Committee or the Board of Directors of the Company.

1.3 Place of Employment. Executive’s principal place of employment shall be at the Company’s offices in New York, subject to such travel as the rendering of the services hereunder may require.

2. Term of Employment. The Company hereby employs Executive for a period commencing on January 1, 2004 and ending on December 31, 2007 (the “Term of Employment”).

3. Compensation and Benefits

3.1 Compensation. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay Executive as follows:

3.1.1 Base Salary. Executive shall be paid, on regular pay dates as now in effect or shall then be in effect under Company policy, at the rate of $2,000,000 per annum (“Base Salary”) subject to annual increase beginning on January 1, 2005 based on the increase, if any, in the Consumer Price Index for all Urban Consumers for the New York City area (or any successor Consumer Price Index) based on data published by the Bureau of Labor Statistics of the United States Department of Labor for the preceding year cost of living.

3.1.2 Annual Bonus. For each fiscal year ending during the Term of Employment commencing with the fiscal year ending December 31, 2004, Executive shall be eligible to receive an annual cash bonus based on the achievement of certain targets related to the performance of DIRECTV Holdings LLC and its subsidiaries (“DIRECTV”), pursuant to a cash bonus plan (“Cash Plan”) for executive officers of the Company, to be established with the approval of the Compensation Committee and the Board of Directors of the Company. If the Executive achieves the maximum target in any such fiscal year, Executive’s annual bonus for such fiscal year shall be 150% of his Base Salary (the “Target Bonus”). Executive acknowledges that such Cash Plan is also subject to approval by the stockholders of the Company and no payments shall be made to Executive pursuant to such Cash Plan until and unless the Cash Plan shall have been so approved. However, if such approval is not so obtained by December 31, 2004, the Company will provide the Executive with alternative cash incentive compensation arrangements which would enable the Executive to receive (if applicable targets are achieved) the Target Bonus, subject to approval of the Compensation Committee as to such alternative compensation arrangements.

3.1.3 Restricted Stock Units. It is anticipated that the Company will adopt a stock incentive plan, which will provide for the granting of equity awards including stock options, restricted stock or restricted stock units (such plan, if so adopted, is referred to as the “Stock Plan”). Subject to approval of the Stock Plan by the Compensation Committee and the Board of Directors of the Company, Executive shall be granted 1,300,000 restricted stock units (the “Units”) pursuant to such Stock Plan, with the terms and conditions of the grant to be established by the Compensation Committee in accordance with the Stock Plan. Executive acknowledges that such Stock Plan is also subject to approval by the stockholders of the Company and the Units shall not vest or be exercisable, nor shall any payments be made in respect thereof, until and unless the Stock Plan shall have been so approved. However, if such approval is not so obtained by December 31, 2004, the Company will provide the Executive with alternative compensation arrangements in an amount equal to the value of the Units, subject to approval of the Compensation Committee as to such alternative compensation arrangements.

3.2 Participation in Employee Benefit Plans. Executive shall be entitled to participate in all benefit plans or arrangements presently in effect or hereafter adopted by the Company applicable to senior executives of the Company, including, but not limited to, any pension, group medical, dental, disability and life insurance or other similar benefit plans. The Company will provide additional compensation to Executive to the extent the Company’s benefit plans for health and life insurance are less favorable in the aggregate to the Executive than the plans offered to Executive by his prior employer.

3.3 Business Expenses. During the Term of Employment, the Company shall pay, or reimburse the Executive for, all expenses reasonably incurred by him in connection with his performance of his duties hereunder.

4. Termination of Employment

4.1 Termination Due to Death. In the event Executive’s employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to:

(a) payment of his Base Salary through the date of death;

(b) payment of the pro-rated portion of the annual bonus that Executive received for the fiscal year immediately preceding the date of Executive’s death (or, in the event of the Executive’s death prior to December 31,2004, the Target Bonus), payable promptly after the fiscal year ending after the date of Executive’s death;

(c) the Units, vested 25% (subject to the adjustment mechanism approved by the Compensation Committee pursuant to the Stock Plan, which is referred to as the “Adjustment Factor”) for each full or partial contract year completed. The Adjustment Factor shall be computed through the end of the year in which the termination occurs;

(d) exercise any options granted pursuant to the Stock Plan (if approved as provided above), including unvested options which shall immediately vest as of the date of Executive’s death, during the 12 month period following such date; and

(e) other or additional benefits in accordance with applicable plans and programs of the Company.

4.2 Termination Due to Disability. In the event Executive’s employment is terminated due to his disability (as defined below), he shall be entitled in such case to the following (but in no event less than the benefits due him under the then current disability program of the Company):

(a) payment of his Base Salary through the date of termination;

(b) payment of the pro-rated portion of the annual bonus that Executive received for the fiscal year preceding the date on which termination due to disability occurs (or, in the event of the Executive’s disability prior to December 31,2004, the Target Bonus), payable promptly after the end of the fiscal year ending after the date of such termination;

(c) the Units, vested 25% (subject to the Adjustment Factor) for each full or partial contract year completed. The Adjustment Factor shall be computed through the end of the year in which the termination occurs;

(d) exercise any options granted pursuant to the Stock Plan (if approved as provided above), including unvested options which shall vest as of the date of Executive’s termination due to disability, during the 12 month period following such date;

(e) until the earlier of (i) the end of such disability and (ii) the end of the Term of Employment, continued participation in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which he was participating on the date of termination of his employment due to disability subject to the terms of such plans; and

(f) other or additional benefits in accordance with applicable plans and programs of the Company.

For the purposes of this Agreement, “disability” shall mean Executive’s inability to substantially perform his duties and responsibilities under this Agreement for a period of 120 consecutive days.

4.3 Termination for Cause

(a) For the purposes of this Agreement, “Cause” shall mean:

(i) Executive is convicted, or pleads guilty or nolo contendere to, a felony;

(ii) Executive engages in conduct that constitutes continued willful neglect or willful misconduct in carrying out his duties under this Agreement, resulting, in either case, in economic harm to or damage to the reputation of the Company or any of its affiliates; or

(iii) Executive breaches any material affirmative or negative covenant or undertaking hereunder, which breach is not substantially cured within fifteen days after written notice to Executive specifying such breach.

(b) The Company shall have the right to terminate the Executive’s employment for Cause. A termination for Cause shall be communicated by a written notice of termination to Executive, which notice of termination shall set forth the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

(c) In the event the Company terminates Executive’s employment for Cause, he shall be entitled to Base Salary through the date of termination and none of the Units shall vest through the date of the termination of his employment for Cause.

4.4 Termination by the Company Without Cause. If the Company Terminates Executive’s employment for any reasons other than those defined in Sections 4.1 (Death), 4.2 (Disability) and 4.3 (Cause), Executive shall be entitled to receive, in full discharge of all of the Company’s obligations to Executive, (a) Executive’s Base Salary through the end of the Term of Employment, (b) Target Bonus for the year in which he is Terminated and, if terminated prior to January 1,2007, the Target Bonus for the following year, and (c) vesting of the Units and any unvested options previously granted to Executive and Executive shall have the right to exercise any options for a period of twelve months following the date of Executive’s termination without Cause, in each case subject to approval by the Compensation Committee of the grant of the Units and options pursuant to the Stock Plan and approval by the stockholders of the Stock Plan.

4.5 Calculation of Bonus. For purposes of Section 4.1 (b) and Section 4.2(b) above, the pro-rated portion of the annual bonus referenced in such sections shall be determined by multiplying such annual bonus by a fraction, the numerator of which shall be the number of days during such fiscal year that Executive was employed and the denominator of which shall be 365.

4.6 No Mitigation. If Executive’s employment is Terminated under Section 4.4, the Company’s payment obligations under such Section shall be absolute and unconditional, Executive shall not be obligated to mitigate his damages, and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

5. Certain Covenants of Executive

5.1 Covenants Against Competition. Executive acknowledges that the services to be furnished by Executive hereunder and the rights and privileges granted to the Company by Executive are of a special, unique, unusual, extraordinary and intellectual character which give them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach or threatened breach by Executive of any of the provisions contained in this Section 5.1 will cause the Company irreparable injury and damage. In order to induce the Company to enter into this Agreement, Executive covenants and agrees that:

5.1.1 Non-Compete. During the Term of Employment, and for a period of twelve months thereafter, he will not, in any manner directly or indirectly, engage in any business which competes with any business in which the Company or any of its subsidiaries or divisions is then engaged and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or connected in any manner with, any corporation, firm or business that is so engaged. The foregoing does not prohibit Executive’s ownership of less than five percent (5%) of the outstanding common stock of any company whose shares are publicly traded on a national stock exchange, are reported on NASDAQ, or are regularly traded in the over-the-counter market by a member of a national securities exchange.

5.1.2 Code of Ethics and Business Conduct. Executive agrees to abide by the provisions of the Company’s Code of Ethics and Business Conduct (receipt of which is hereby acknowledged) at all times during his employment with the Company.

5.1.3 Employees of the Company. Executive shall not, during the Term of Employment and for a period of 18 months thereafter, directly or indirectly, induce, solicit or attempt to induce or solicit any executive, professional or administrative employee of the Company or its affiliates, to leave the Company or its affiliates or to render services for any other person, firm or corporation.

5.1.4 Property of the Company. Executive acknowledges that the relationship between the parties hereto is exclusively that of employer and employee, and that the Company’s obligations to him are exclusively contractual in nature. The Company and/or its affiliates shall be the sole owner or owners of all the fruits and proceeds of Executive’s services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, scripts, audio visual materials, promotional materials, photography and other intellectual properties and creative works which Executive may prepare, create, produce or otherwise develop in connection with and during his employment hereunder, including, without limitation, all copyrights and all rights to reproduce, use, authorize others to use and sell such properties or works at any time or place for any purpose, free and clear of any claims by Executive (or anyone claiming under him) of any kind of character whatsoever (other than Executive’s right to compensation hereunder). Executive agrees that he will have no right in or to such properties or works and shall not use such properties or works for his own benefit or the benefit of any other person. Executive shall, at the request of the Company, execute such assignments, certificates, applications, filings, instruments or other documents, consistent herewith, as the Company may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties or works.

5.1.5 Confidential Information. With the exception of Executive’s personal files, all memoranda, notes, records and other documents made or compiled by Executive, or made available to him during his employment with the Company concerning the business or affairs of the Company or its affiliates shall be the Company’s property and shall be delivered to the Company on the termination of this Agreement or at any other time on request. Executive shall keep in confidence and shall not use for himself or others, or divulge to others, any information concerning the business or affairs of the Company or its affiliates which is not otherwise publicly available and which is obtained by Executive as a result of his employment, including, but not limited to, trade secrets or processes and information deemed by the Company to be proprietary in nature, including, without limitation, financial information, programming or plans of the Company or its affiliates, unless disclosure is permitted by the Company or required by law.

5.1.6 Right to Use Name. The Company and its affiliates shall have the right to use Executive’s biography, name and likeness in connection with their business, including in advertising its products and services, but not for use as a direct or indirect endorsement.

5.1.7 Cooperation. Executive agrees that during the Term of Employment and thereafter he will cooperate in the Company’s defense or prosecution against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the Term of Employment.

5.1.8 Survival. The covenants set forth above in this Section 5.1 (the “Restrictive Covenants”) shall survive the termination of this Agreement.

5.2 Severability of Covenants. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

5.3 Blue-Pencilling. If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

6. No Prior Agreements: Existing Arrangements. Executive represents and warrants that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may prevent or otherwise conflict with, the full performance of his obligations and duties under this Agreement.

7. 7.1 Other Provisions Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally or telecopied, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally or telecopied, or if mailed, two days after the date of mailing, as follows:

(a) If to the Company, to:	The DIRECTV Group, Inc.
1211 Avenue of the Americas
New York, New York 10036
Attention: Chairman of the Board
Telecopy: (212) 852-7094

(b) if to Executive, to:	Chase Carey
281 West Hills Road
New Canaan, CT 06840

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.

7.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.4 Governing Law: Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made within the State of New York, without regard to its conflict of law rules which are deemed applicable herein. The parties hereto agree that any controversy which may arise under this Agreement or out of the relationship established by this Agreement would involve complicated and difficult factual and legal issues and that, therefore, any action brought by the Company against Executive or brought by Executive, alone or in combination with others, against the Company, whether arising out of this Agreement or otherwise, shall be determined by a judge sitting without a jury.

7.5 Assignment. This Agreement and the Executive’s rights and obligations hereunder may not be assigned by Executive. The Company may assign this Agreement and its rights, together with its obligations hereunder, to an affiliate of the Company.

7.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.7 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement, after approval of this Agreement by the Compensation Committee and the Board of Directors of the Company, with effect as of the date first above written.

THE DIRECTV GROUP, INC.

By: /s/ PETER A. LUND
Name: Peter A. Lund
Title: Chairman of the Compensation Committee

/s/ CHASE CAREY
Chase Carey